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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 10-SB/A2


                 GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
       Under Section 12(b) or (g) of the Securities Exchange Act of 1934



                          TREASURY INTERNATIONAL, INC.
                          ----------------------------
                 (Name of Small Business Issuer in its Charter)



    Delaware                                          98-0160284
----------------------                          ------------------------
State of Incorporation                          I.R.S. Employer I.D. No.


1181 Finch Avenue West, Unit 21
North York, Ontario, Canada                            M3J 2V8
-------------------------------                 ------------------------
(Address of Principal                                 (Zip Code)
 executive offices)


Issuer's telephone number: (416) 663-4194


Securities to be registered under Section 12(b) of the Act:

      Title of each class                 Name of each exchange on which
      to be so registered                 each class is to be registered

             N/A                                      N/A
     ----------------------               ------------------------------

Securities to be registered
under Section 12(g) of the Act:

                                  Common Stock
--------------------------------------------------------------------------------
                                (Title of Class)

     This Amendment is being filed solely to file by EDGAR the exhibits contained in Registrant's Form 10, as listed in Part III, Item 1, subparagraph
(a), which is repeated below for convenience:

            Exhibit Index                                                 Page
            -------------                                                 ----
            2           Share Purchase & Exchange Agreement
                        (JJAMP)                                            3

            3(i)        Certificate of Incorporation                       11

                        Amendment to Certificate of Incorporation          17

            3(ii)       By-Laws                                            19

            4           1995 Stock Option Plan                             28

            10.1        January 3, 1995 - Exclusive Distribution
                        Contract with National Home Products Ltd           34

            10.2        March 2, 1995 - Exclusive Distribution
                        Contract with Manicare Division/AAI                36

            10.3        March 15, 1995 - Letter Agreement with
                        Bernco Inc. regarding exclusivity with
                        respect to Spot Shot stain remover                 38

            10.4        May 15, 1995 - Exclusive Distribution
                        Contract with Tadiran Electronics
                               Industries Inc. 39

            10.5        June 2, 1995 - Exclusive Distribution
                        Contract with Smart Tools Limited                  43

            21          Subsidiaries                                       45


                                  SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    TREASURY INTERNATIONAL, INC.
                                    ------------------------------
                                            (Registrant)

Date:  December 19, 1996            By: James Hal
                                       ------------------------------
                                       Name:  James Hal
                                       Title: Chief Executive Officer


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